CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Reports to Shareholders of JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Real Return Fund, JPMorgan Tax Aware U.S. Equity Fund, JPMorgan Asia Equity Fund, JPMorgan China Region Fund, JPMorgan India Fund, JPMorgan Intrepid European Fund, JPMorgan Latin America Fund and JPMorgan Russia Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 23, 2011